Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS;
PROVIDES GUIDANCE FOR FULL YEAR 2015;
INCREASES DIVIDEND 15%

•	Fourth quarter revenues from continuing operations of $1.9 billion, up 7.2% versus prior year

•	Adjusted diluted EPS from continuing operations of $1.08, up 4.9% versus prior year

•	Reported diluted EPS from continuing operations of $1.26, up 30% versus prior year

•	Dividend increased 15% to $0.38 per quarter

•	Full year 2015 revenues to grow 2% to 3%

•	Full year 2015 adjusted diluted EPS excluding amortization expense expected to be between $4.70 and $4.85

MADISON, N.J., JANUARY 29, 2015 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that for the fourth quarter ended December 31, 2014, adjusted income from continuing operations grew to $158 million, or $1.08 per diluted share, compared to $151 million, or $1.03 per diluted share, for 2013.

For the fourth quarter of 2014, reported income from continuing operations was $185 million, or $1.26 per diluted share. Income from continuing operations in the fourth quarter of 2014 benefited from the favorable resolution of tax contingencies of $44 million, or $0.30 per diluted share. This benefit was partially offset by $17 million, or $0.12 per diluted share, of charges primarily related to restructuring and integration costs and ongoing efforts to drive operational excellence. In the fourth quarter of 2013, reported income from continuing operations was $143 million, or $0.97 per diluted share.

Revenues from continuing operations were $1.9 billion for the fourth quarter of 2014, 7.2% higher than the prior year. Organic revenues from continuing operations increased for the fourth quarter by 0.6% compared to the prior year. Diagnostic information services revenues increased 7.1% compared to a year ago; volume, measured by the number of requisitions, increased 8.8% versus a year ago; and revenue per requisition was 1.5% lower than a year ago. Excluding acquisitions, revenue per requisition for diagnostic information services was essentially unchanged from a year ago.

For the fourth quarter of 2014, adjusted operating income from continuing operations grew modestly to $283 million, or 15.0% of revenues, compared to $282 million, or 16.1% of revenues, for the fourth quarter of 2013. For the fourth quarter of 2014, reported operating income from continuing operations was $257 million, or 13.7% of revenues, compared to $270 million, or 15.3% of revenues in the fourth quarter of 2013. Cash provided by operations was $303 million in the fourth quarter of 2014.

“We ended 2014 strong, and in the fourth quarter generated growth in revenues and EPS,” said Steve Rusckowski, President and CEO. “The 2015 outlook we are providing today is based on our expectations for strengthening operational performance and an improving business environment. Further, based on our ability to continue to generate strong cash flow, today we are announcing the fourth increase in our dividend since 2011.”

Full Year 2014 Performance

Revenues from continuing operations were $7.4 billion for the full year 2014, an increase of 4% compared to the prior year. Adjusted income from continuing operations was $598 million, or $4.10 per diluted share, compared to $612 million, or $4.00 per diluted share, in 2013.

Reported income from continuing operations for the full year 2014 was $551 million, or $3.78 per diluted share. In 2013, reported income from continuing operations was $814 million, or $5.31 per diluted share, including a gain of approximately $300 million on the sale of ibrutinib royalty rights.

Adjusted operating income from continuing operations for the full year 2014 was $1.1 billion, or 15.0% of revenues, compared to $1.2 billion, or 16.2% of revenues, for 2013. Reported operating income from continuing operations was $983 million, or 13.2% of revenues, compared to $1.5 billion, or 20.6% of revenues, in 2013. Cash from operations was $938 million for the full year 2014. Capital expenditures for 2014 were $308 million.

Dividend Increased

Quest Diagnostics' Board of Directors authorized a 15% increase in its quarterly dividend from $0.33 to $0.38 per share, or $1.52 per share annually, payable on April 22, 2015, to shareholders of record of Quest Diagnostics common stock on April 8, 2015.

Outlook for Full Year 2015

At its November 5, 2014 Investor Day the company indicated it would begin to present adjusted diluted EPS excluding amortization expense, which the company believes provides investors with better insight into its underlying operating performance. As a result, the company’s presentation of 2015 adjusted diluted EPS guidance described below excludes the impact of special items and amortization expense. For the full year 2014, adjusted diluted EPS excluding amortization expense was $4.50.

For 2015, the company estimates results from continuing operations, before special items as follows:

•	Revenues to increase approximately 2% to 3%, compared to 2014;

•	Adjusted diluted EPS excluding amortization expense to be between $4.70 and $4.85;

•	Cash provided by operations to approximate $850 million; and

•	Capital expenditures to approximate $300 million

Note on Non-GAAP Financial Measures

As used in this press release, for the purpose of earnings the term “adjusted” refers to the operating performance measures that exclude the gain on sale of ibrutinib royalty rights, restructuring and integration charges, favorable resolution of tax contingencies, loss on sale of the Enterix business and other items. For 2015 guidance and the presentation of 2014 full year results, adjusted diluted EPS excluding amortization expense represents the Company's results before the impact of special items and amortization expense. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.

The attached tables include reconciliations of adjusted operating performance measures to measures reported under accounting principles generally accepted in the United States.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 866-498-3465 for domestic callers or 203-369-1791 for international callers. Telephone replays will be available from approximately 10:30 a.m. Eastern Time today until midnight Eastern Time on March 1, 2015.

Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic information services needed to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the Company's most recently filed Annual Report on Form 10-K and in any of the Company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports. This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

###

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2014 and 2013
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net revenues	$1,883	$1,756	$7,435	$7,146

Operating costs and expenses:
Cost of services	1,184	1,051	4,637	4,326
Selling, general and administrative	427	415	1,728	1,704
Amortization of intangible assets	23	20	94	79
Gain on sale of royalty rights	—	—	—	(474)
Other operating (income) expense, net	(8)	—	(7)	36
Total operating costs and expenses	1,626	1,486	6,452	5,671

Operating income	257	270	983	1,475

Other income (expense):
Interest expense, net	(42)	(39)	(164)	(159)
Equity in earnings of equity method investees	7	6	26	24
Other income, net	1	1	4	8
Total non-operating expenses, net	(34)	(32)	(134)	(127)

Income from continuing operations before taxes	223	238	849	1,348
Income tax expense	28	87	262	500
Income from continuing operations	195	151	587	848
Income (loss) from discontinued operations, net of taxes	5	—	5	35
Net income	200	151	592	883
Less: Net income attributable to noncontrolling interests	10	8	36	34
Net income attributable to Quest Diagnostics	$190	$143	$556	$849

Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$185	$143	$551	$814
Income (loss) from discontinued operations, net of taxes	5	—	5	35
Net income	$190	$143	$556	$849

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$1.27	$0.98	$3.80	$5.35
Income (loss) from discontinued operations	0.03	(0.01)	0.03	0.23
Net income	$1.30	$0.97	$3.83	$5.58

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$1.26	$0.97	$3.78	$5.31
Income (loss) from discontinued operations	0.03	—	0.03	0.23
Net income	$1.29	$0.97	$3.81	$5.54

Weighted average common shares outstanding:
Basic	145	146	145	152
Diluted	146	146	145	153

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
December 31, 2014 and 2013
(in millions, except per share data)
(unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$192	$187
Accounts receivable, net	932	852
Inventories	110	91
Deferred income taxes	169	148
Prepaid expenses and other current assets	200	105
Total current assets	1,603	1,383
Property, plant and equipment, net	933	805
Goodwill	6,032	5,649
Intangible assets, net	1,071	896
Other assets	238	215
Total assets	$9,877	$8,948

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,191	$920
Current portion of long-term debt	518	212
Total current liabilities	1,709	1,132
Long-term debt	3,244	3,120
Other liabilities	594	723
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both December 31, 2014 and 2013; 215 shares issued at both December 31, 2014 and 2013	2	2
Additional paid-in capital	2,418	2,379
Retained earnings	5,723	5,358
Accumulated other comprehensive loss	(27)	(8)
Treasury stock, at cost; 71 shares at both December 31, 2014 and 2013	(3,815)	(3,783)
Total Quest Diagnostics stockholders' equity	4,301	3,948
Noncontrolling interests	29	25
Total stockholders' equity	4,330	3,973
Total liabilities and stockholders' equity	$9,877	$8,948

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2014 and 2013
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$592	$883
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	314	283
Provision for doubtful accounts	296	270
Deferred income tax provision	23	19
Stock-based compensation expense	51	28
Excess tax benefits from stock-based compensation arrangements	—	(4)
Gain on sale of royalty rights	—	(474)
Asset impairment and loss on sale of businesses, net	—	17
Other, net	(12)	2
Changes in operating assets and liabilities:
Accounts receivable	(312)	(247)
Accounts payable and accrued expenses	68	(21)
Income taxes payable	(84)	(93)
Other assets and liabilities, net	2	(11)
Net cash provided by operating activities	938	652
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(728)	(213)
Proceeds from sale of businesses	—	296
Proceeds from sale of royalty rights	—	474
Capital expenditures	(308)	(231)
Decrease in investments and other assets	11	2
Net cash (used in) provided by investing activities	(1,025)	328
Cash flows from financing activities:
Proceeds from borrowings	2,018	896
Repayments of debt	(1,647)	(900)
Purchases of treasury stock	(132)	(1,037)
Exercise of stock options	78	138
Excess tax benefits from stock-based compensation arrangements	—	4
Dividends paid	(187)	(185)
Distributions to noncontrolling interests	(31)	(32)
Other financing activities, net	(7)	10
Net cash provided by (used in) financing activities	92	(1,106)
Net change in cash and cash equivalents	5	(126)
Change in cash and cash equivalents included in assets held for sale	—	17
Cash and cash equivalents, beginning of period	187	296
Cash and cash equivalents, end of period	$192	$187

Cash paid during the period for:
Interest	$170	$167
Income taxes	$327	$568

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$185	$143	$551	$814
Income (loss) from discontinued operations, net of taxes	5	—	5	35
Net income available to common stockholders	$190	$143	$556	$849

Income from continuing operations	$185	$143	$551	$814
Less: Earnings allocated to participating securities	—	1	2	3
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$185	$142	$549	$811

Weighted average common shares outstanding - basic	145	146	145	152
Effect of dilutive securities:
Stock options and performance share units	1	—	—	1
Weighted average common shares outstanding - diluted	146	146	145	153

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$1.27	$0.98	$3.80	$5.35
Income (loss) from discontinued operations	0.03	(0.01)	0.03	0.23
Net income	$1.30	$0.97	$3.83	$5.58

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$1.26	$0.97	$3.78	$5.31
Income (loss) from discontinued operations	0.03	—	0.03	0.23
Net income	$1.29	$0.97	$3.81	$5.54

Earnings per common share are computed independently for each quarterly period. Therefore, the sum of quarterly earnings per common share may not equal earnings per common share for the twelve months ended December 31, 2014 and 2013.

2)
Adjusted amounts for operating income, income from continuing operations attributable to Quest Diagnostics' stockholders, and diluted EPS represent the Company's results before the impact of the gain on sale of ibrutinib royalty rights, restructuring and integration charges, favorable resolution of tax contingencies, loss on sale of the Enterix business and other. Adjusted diluted EPS excluding amortization expense represents the Company's results before the impact of special items and amortization expense. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconcile reported results to adjusted results:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(dollars in millions, except per share data)
Adjusted operating income:
Operating income	$257	$270	$983	$1,475
Gain on sale of ibrutinib royalty rights (a)	—	—	—	(474)
Restructuring and integration charges (b)	30	12	121	115
Loss on sale of Enterix	—	—	—	40
Other (c)	(4)	—	15	—

Adjusted operating income	$283	$282	$1,119	$1,156

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	13.7%	15.3%	13.2%	20.6%
Gain on sale of ibrutinib royalty rights (a)	—	—	—	(6.6)
Restructuring and integration charges (b)	1.5	0.8	1.6	1.6
Loss on sale of Enterix	—	—	—	0.6
Other (c)	(0.2)	—	0.2	—

Adjusted operating income as a percentage of net revenues	15.0%	16.1%	15.0%	16.2%

Adjusted income from continuing operations:
Income from continuing operations attributable to Quest Diagnostics' stockholders	$185	$143	$551	$814
Gain on sale of ibrutinib royalty rights (d)	—	—	—	(298)
Restructuring and integration charges (d)	18	8	77	71
Favorable resolution of tax contingencies	(44)	—	(44)	—
Loss on sale of Enterix (d)	—	—	—	25
Other (d)	(1)	—	14	—

Adjusted income from continuing operations	$158	$151	$598	$612

Adjusted diluted EPS:
Diluted earnings per common share	$1.26	$0.97	$3.78	$5.31
Gain on sale of ibrutinib royalty rights (a)	—	—	—	(1.95)
Restructuring and integration charges (b)	0.13	0.06	0.53	0.47
Favorable resolution of tax contingencies	(0.30)	—	(0.30)	—
Loss on sale of Enterix	—	—	—	0.17
Other (c)	(0.01)	—	0.09	—

Adjusted diluted EPS	1.08	1.03	4.10	4.00
Amortization expense (e)	0.10	0.08	0.40	0.32

Adjusted diluted EPS excluding amortization expense	$1.18	$1.11	$4.50	$4.32

(a)	Represents the gain, net of transaction costs, associated with the sale of the Company's ibrutinib royalty rights.

(b)	Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business.

(c)
For the three months ended December 31, 2014, represents a gain of $9 million associated with a decrease in the fair value of the contingent consideration accrual associated with the Summit Health acquisition, partially offset by costs incurred related to legal matters. For the twelve months ended December 31, 2014, represents costs incurred related to legal matters, partially offset by a gain of $9 million associated with a decrease in the fair value of the contingent consideration accrual associated with the Summit Health acquisition.

(d)
For the gain on sale of ibrutinib royalty rights, income tax expense was calculated using a combined federal and state rate of 37.1%. For the restructuring and integration charges and other, income tax impacts, where recorded, were calculated using a combined federal and state rate of 38.2%. For the loss on sale of Enterix, income tax benefits were calculated using combined federal and state rates of 35.9%.

(e)	Represents the impact of amortization expense, net of the estimated tax benefit, on diluted EPS. The income tax benefit was calculated using a combined federal and state rate of 38.2%.

3)
For the twelve months ended December 31, 2013, gain on sale of royalty rights represents the sale of the Company's ibrutinib royalty rights for $474 million, net of transaction costs. For the twelve months ended December 31, 2013, income tax expense includes $176 million associated with the gain on sale of royalty rights.

4)
Other operating (income) expense, net includes miscellaneous income and expense items related to operating activities. For the three and twelve months ended December 31, 2014, other operating (income) expense, net includes a gain of $9 million associated with a decrease in the fair value of the contingent consideration accrual associated with the Summit Health acquisition. For the twelve months ended December 31, 2013, other operating (income) expense, net includes the pre-tax loss on sale of Enterix of $40 million. In addition, other operating (income) expense, net, for the twelve months ended December 31, 2013, includes a gain of $6 million resulting from consideration associated with certain non-compete agreements.

5)
Other income, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the three months ended December 31, 2014 and 2013, other income, net includes gains of $2 million and $4 million, respectively, associated with investments held in trusts pursuant to our supplemental deferred compensation plans. Other income, net for the twelve months ended December 31, 2014 and 2013, includes gains of $4 million and $10 million, respectively, associated with investments held in trusts pursuant to our supplemental deferred compensation plans.

6)
On April 9, 2013, the Company completed the sale of its HemoCue diagnostic products business. As a result, income (loss) from discontinued operations, net of taxes, for the twelve months ended December 31, 2013, includes a gain of $14 million (including foreign currency translation adjustments, partially offset by income tax expense and transaction costs) associated with the sale of HemoCue. In addition, income (loss) from discontinued operations, net of taxes for the twelve months ended December 31, 2013, includes discrete tax benefits of $20 million associated with favorable resolution of certain tax contingencies related to our NID business, which was wound down in 2006.

7)
For the three months ended December 31, 2014, the Company repurchased 0.8 million shares of its common stock at an average price of $64.44 per share for a total of $50 million. For the twelve months ended December 31, 2014, the Company repurchased 2.2 million shares of its common stock at an average price of $59.49 per share for a total of $132 million. At December 31, 2014, $696 million remained available under the Company’s share repurchase authorizations.

8)
The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2015 before the impact of special items and amortization expense. This measure is presented because management believes it is a useful adjunct to the corresponding amount determined under accounting principles generally accepted in the United States since it is meaningful to evaluate the Company’s ongoing operating performance. Adjusted diluted EPS excluding amortization expense is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to the corresponding amount determined under accounting principles generally accepted in the United States.

The following table reconciles our 2015 outlook for adjusted diluted EPS excluding amortization expense to the corresponding amount determined under accounting principles generally accepted in the United States.

	Low	High
Diluted earnings per common share	$4.34	$4.49
Amortization expense, net of tax (a)	0.36	0.36

Adjusted diluted EPS excluding amortization expense	$4.70	$4.85

(a)	Represents the impact of amortization expense, estimated at approximately $85 million or $52 million, net of an estimated tax benefit, on diluted earnings per common share.